GRUBB & ELLIS HEALTHCARE REIT II, INC.
THIRD ARTICLES OF AMENDMENT

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by inserting the following new Section 8.12 of Article VIII:

Section 8.12 No Compensation in Connection with Internalization of Advisor. No compensation or remuneration shall be payable by the Corporation or the Operating Partnership to the Advisor or any of its Affiliates in connection with any internalization by the Corporation of management functions from the Advisor.

SECOND: This amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned Chief Executive Officer acknowledges these Third Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment to the Second Articles of Amendment and Restatement, as amended, to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 15th day of June, 2011.

ATTEST:	GRUBB & ELLIS HEALTHCARE REIT II, INC.
By: /s/ Cora Lo Name: Cora Lo Title: Secretary	By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Chief Executive Officer